August 23, 1996



General Nutrition Companies, Inc.
921 Penn Avenue
Pittsburgh, PA  15222



Dear Sirs:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of General Nutrition Companies, Inc. and subsidiaries for the twelve weeks and twenty-four weeks ended July 20, 1996 and July 22, 1995, as indicated in our report dated August 5, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended July 20, 1996, is incorporated by reference in Registration Statement Nos. 33-58096, 33-68590, 33-93370 and 333-0128 on Form S-8.

We  also  are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

Deloitte & Touche LLP

Pittsburgh, Pennsylvania